Exhibit 4.3

BY-LAW NO. 1

a by-law relating generally to the transaction of the business and affairs of

STANDARD LITHIUM LTD.

(formerly Patriot Petroleum Corp.)

(the “Corporation”)

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

In this by-law and all other by-laws of the Corporation:

(a)	“Act” means the Canada Business Corporations Act or any statute which may be substituted therefor, including the regulations thereunder, as amended from time to time;

(b)

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada

(c)	“articles” means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

(d)	“board” means the board of directors of the Corporation;

(e)	“by-laws” means the by-laws of the Corporation in force as amended or restated from time to time;

(f)	“director” means a director of the Corporation as defined in the Act;

(g)	“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders;

(h)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada);

(i)	“officer” means an officer of the Corporation as defined in the Act; and

(j)	“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative.

(k)

“Public Announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

1.2	Interpretation

In this by-law and all other by-laws of the Corporation:

(a)	words importing the singular include the plural and vice-versa; and words importing gender include all genders; and

(b)	all words used in this by-law and defined in the Act shall have the meanings given to such words in the Act or in the related Parts thereof

ARTICLE 2

GENERAL BUSINESS

2.1	Registered Office

The registered office of the Corporation shall be in the province within Canada specified in the articles and at such place and address therein as the board may from time to time determine.

2.2	Seal

The Corporation may have a seal which shall be adopted and may be changed by the board.

2.3	Financial Year

Until changed by the board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4	Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any director or officer or as otherwise directed by the board.

2.5	Execution in Counterpart, by Facsimile, and by Electronic Signature

(a)

Subject to the Act, any instrument or document required or permitted to be executed by one or more persons on behalf of the Corporation may be signed by means of secure electronic signature (as defined in the Act) or facsimile;

(b)

any instrument or document required or permitted to be executed by one or more persons may be executed in separate counterparts, each of which when duly executed by one or more of such persons shall be an original and all such counterparts together shall constitute one and the same such instrument or document; and

(c)

subject to the Act, wherever a notice, document or other information is required under the Act or the by-laws to be created or provided in writing, that requirement may be satisfied by the creation and/or provision of an electronic document.

Notwithstanding the foregoing, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed.

2.6	Voting Rights in Other Bodies Corporate

Any officer or director may execute and deliver proxies and take any other steps as in the officer’s or director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.7	Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust Corporation or other firm or body corporate as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers or other persons as the board may designate, direct or authorize from time to time and to the extent thereby provided

ARTICLE 3

BORROWING

3.1	Borrowing

Without limit to the powers of the board as provided in the Act, the board may from time to time on behalf of the Corporation:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	to the extent permitted by the Act, give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee to secure the performance of an obligation or otherwise; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.2	Delegation

Subject to the Act, the board may from time to time delegate to a director, a committee of directors, an officer or such other person or persons so designated by the board all or any of the powers conferred on the board by section 3.1 or by the Act to such extent and in such manner as the board shall determine at the time of each such delegation.

ARTICLE 4

DIRECTORS

4.1	Duties of Directors

The board shall manage or supervise the management of the business and affairs of the Corporation.

4.2	Qualification

At least twenty-five per cent of the directors of the Corporation must be resident Canadians. However, if the Corporation has less than four directors, at least one director must be a resident Canadian.

4.3	Term of Office

A director’s term of office (subject to the provisions, if any of the articles of the Corporation and to the provisions of the Act) shall be from the date of on which he or she is elected or appointed until the annual meeting next following.

4.4	Eligibility Requirements at Meetings

The board shall not transact business at a meeting, other than filling a vacancy in the board, unless at least twenty-five percent of the directors present are resident Canadians, or, if the Corporation has less than four directors, at least one of the directors present is a resident Canadian, except where

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)	the required number of resident Canadian directors would have been present had that director been present at the meeting.

4.5	Quorum

A majority of the number of directors in office from time to time or, and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting. Notwithstanding vacancies, a quorum of directors may exercise all of the powers of the board.

4.6	Calling of Meetings

Meetings of the board shall be held from time to time at the registered office of the Corporation or at any other place within or outside Canada, on such day and at such time as the board, the chairperson of the board, the president or any two directors may determine.

4.7	Notice of Meetings

Notice of the time and place of each meeting of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held and need not be in writing. A notice of meeting need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including, if required by the Act, any proposal to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	issue securities;

(d)	issue shares of a series under section 27 of the Act;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay a commission referred to in section 41 of the Act;

(h)	approve a management proxy circular referred to in Part XIII of the Act;

(i)	approve a take-over bid circular or directors’ circular referred to in Part XVII of the Act;

(j)	approve any financial statements referred to in section 155 of the Act; or

(k)	adopt, amend or repeal by-laws.

4.8	First Meeting of New Board

Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting following the meeting of shareholders at which such board is elected.

4.9	Resolution in Lieu of Meeting

Notwithstanding any of the provisions in this by-law, but subject to the Act or any unanimous shareholder agreement, a resolution in writing, signed by all of the directors of the Corporation entitled to vote on that resolution at a meeting of directors is valid as if it had been passed at

4.10	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the chief executive officer or, in the chief executive officer’s absence, an executive officer shall be chairperson of any meeting of the board. If none of these officers are present, the directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

4.11	Votes to Govern

At all meetings of the board any question shall be decided by a majority of the votes cast on the question and in the case of an equality of votes the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the board shall be decided by a show of hands unless a ballot is required or demanded.

4.12	Participation by Telephonic, Electronic or other Communication Facility

Subject to the Act, if all of the directors of the Corporation consent, a director may participate in a meeting of directors or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director’s consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board held while the director holds office. A director participating in a meeting by such means shall be deemed to be present at that meeting.

4.13	Electronic Voting

Subject to the Act, a director participating in a meeting by telephonic, electronic or other communication facility in accordance with section 4.9 may vote by means of such facility.

4.14	Conflict of Interest

A director or officer of the Corporation who is a party to a material transaction or material contract, or proposed material transaction or material contract with the Corporation, is a director or an officer of, or acts in a capacity similar to a director or officer of, or has a material interest in any person who is a party to a material transaction or material contract or proposed material transaction or material contract with the Corporation shall disclose the nature and extent of his interest at the time and in the manner provided in the Act. Except as provided in the Act, no such director of the Corporation shall vote on any resolution to approve any transaction. If a material transaction or material contract is made between the Corporation and one or more of its directors or officers, or between the Corporation and another person of which a director or officer of the Corporation is a director or officer or in which he has a material interest, the transaction is neither void nor voidable by reason only of that relationship, or by reason only that a director with an interest in the transaction or contract is present at or is counted to determine the presence of a quorum at a meeting of directors or committee of directors that authorized the transaction, if the director or officer disclosed his interest in accordance with the provisions of the Act and the transaction or contract was approved by the directors or the shareholders and it was reasonable and fair to the Corporation at the time it was approved.

4.15	Advance Notice

(a)	Nomination Procedures

Subject only to the Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors:

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act. or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder’’):

who, at the close of business on the date of the giving of the notice provided for below in this By-law and on the record date for notice of such meeting of shareholders, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and who complies with the notice procedures set forth below in this By-law.

(b)	Timely Notice

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the President, C.E.O or Secretary of the Corporation at the principal executive offices of the Corporation in accordance with section 4.15(d) below.

(c)	Manner of Timely Notice

To be timely, a Nominating Shareholder’s notice to the President, C.E.O or Secretary of the Corporation must be made:

(i)

in the case of an annual meeting of shareholders, not less than 30 days prior nor more than 65 days to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made. Unless otherwise directed by the board, any adjournment, rescheduling or postponement of a meeting of shareholders or the announcement thereof will not result in the commencement of a new time period for the giving of a Nominating Shareholders notice as described above.

(d)	Proper Form of Timely Notice

To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Corporation must set forth:

(i)

as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person for the last five years; (C) the citizenship of such person; (D) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or over which the proposed nominee exercises direction or control as of the later of the date of such Notice of Nominee or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (E) any other information relating to the nominee that would be required to be disclosed in a dissident’s information circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws regardless of whether the nominee or Nominating Shareholder is required to prepare or file an information circular; and (F) the Corporation may require the Nominating Shareholder or any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation , that would reasonably be expected to be material to the independence or qualifications of such proposed nominee or that may otherwise be necessary in order for shareholders to be able to form a reasoned judgment on whether to vote for, or withhold their vote with respect of such proposed nominee; and

(ii)

as to the Nominating Shareholder giving the notice, any information relating to such Nominating Shareholder that would be required to be made in a dissident’s information circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

(e)	Notice to be updated

All information to be provided in a timely notice pursuant to section 4.15(b) above shall be provided as of the date of such notice. If requested by the Corporation, the Nominating Shareholder shall update such information forthwith so that it is true and correct in all material respects as of the record date for the meeting of shareholders.

(f)	Eligibility for Nomination as a Director

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this By-law; provided, however, that nothing in this By-law shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded and not submitted to a vote at such meeting.

(g)	Delivery of Notice

Notwithstanding any other provision of the Advance Notice Provisions, notice given to the Corporation pursuant to the Advance Notice Provisions may only be given by personal delivery or facsimile transmission and shall be deemed to have been given at the time of personal delivery to the President or CEO, and Secretary of the Corporation at the address of the principal executive offices of the Corporation, or if sent by facsimile transmission at the time of confirmed transmission, provided however, that if transmitted after 5:00 p.m. (Vancouver time) then such notice shall be deemed to have been given on the next day that is a business day.

(h)	Board Discretion

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this By-law,

ARTICLE 5

COMMITTEES

5.1	Audit Committee

The directors shall appoint from among their number an audit committee whose composition and function will conform with applicable law. The audit committee shall have the functions provided in the Act.

5.2	Other Committees

The board may designate and appoint additional committees of directors and, subject to the limitation prescribed by the Act, may delegate to such committees any of the powers of the board.

5.3	Procedure

Subject to the Act and unless otherwise determined by the board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairperson and to regulate its procedure.

ARTICLE 6

OFFICERS

6.1	Appointment of Officers

The board may from time to time designate the offices of the Corporation, appoint persons to such offices, specify their duties and, subject to any limitations prescribed in the Act, may delegate to them powers to manage the business and affairs of the Corporation.

6.2	Remuneration and Removal

The remuneration of all officers appointed by the board of directors shall be determined from time to time by resolution of the board of directors. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify him or her from receiving such remuneration as may be determined. All officers, in the absence of agreement to the contrary, shall be subject to removal by resolution of the board of directors at any time, with or without cause.

6.3	Powers and Duties

All officers shall sign such contracts, documents or instruments in writing as require their respective signatures and shall respectively have and perform all powers and duties incident to their respective offices and such other powers and duties respectively as may from time to time be assigned to them by the board.

6.4	Duties may be delegated

In case of the absence or inability to act of any officer of the Corporation the board of directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

6.5	Chair of the Board

The chair of the board (if any) shall, when present, preside at all meetings of the board of directors, the committee of directors (if any) and the shareholders.

ARTICLE 7

PROTECTION OF DIRECTORS AND OFFICERS

7.1	Limitation of Liability

No director or officer shall be liable for:

(a)	the acts, receipts, neglects or defaults of any other director, officer, employee or agent of the Corporation or any other person;

(b)

any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be loaned out or invested;

(c)

any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited;

(d)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation; or

(e)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of the director’s or officer’s respective office or in relation thereto,

unless the same shall happen by or through the director’s or officer’s failure to exercise the powers and to discharge the duties of the director’s or officer’s office honestly and in good faith with a view to the best interests of the Corporation, and in connection therewith, to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve such director or officer from liability for a breach of the Act.

7.2	Indemnity of Directors and Officers

(a)

The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(b)	The Corporation may not indemnify an individual under paragraph (a) unless the individual:

(i)

acted honestly and in good faith with the view to the best interests of the Corporation or other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

(c)

The Corporation shall advance moneys to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the moneys if the individual does not fulfill the condition of paragraph (b).

(d)

If required by an individual referred to in paragraph (a), the Corporation shall seek the approval of a court to indemnify such individual or advance moneys under paragraph (c) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (b).

(e)

Notwithstanding paragraph (a), an individual referred to in paragraph (a) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Corporation or other entity as described in paragraph (a), if the individual seeking indemnity:

(i)	was not adjudged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(ii)	fulfills the conditions set out in paragraph (b).

7.3	Indemnification of Others

Subject to the Act, the Corporation may indemnify its employees, agents and such other persons, other than those referred to in section 7.2, as the directors may determine.

7.4	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 7.1 against any liability incurred by such individual:

(a)	in the individual’s capacity as a director or officer of the Corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7.5	Indemnities Not Exclusive

Each of the provisions of this Article 7 shall be in addition to and not in substitution for or derogation from any rights to which any person referred to herein may otherwise be entitled.

ARTICLE 8

MEETINGS OF SHAREHOLDERS

8.1	Annual and Special Meetings

Subject to the Act, the annual meeting of shareholders shall be held on such day and at such time in each year as the board, or the chairperson of the board, or the president in the absence of the chairperson of the board, may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting. The directors of the Corporation may call a special meeting of the shareholders at any time.

8.2	Place of Meetings

Subject to the Act, meetings of shareholders shall be held at such place within Canada as the directors shall determine or at such place outside Canada as may be specified in the articles or agreed to by all of the shareholders entitled to vote at the meeting.

8.3	Notice of Meetings

Subject to the Act, notice of the time and place of each meeting of shareholders shall be sent not less than 21 days nor more than 60 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to the auditor of the Corporation.

8.4	Participation in Meeting by Electronic Means

Subject to the Act and the consent of the directors or all of the shareholders entitled to vote at the meeting, any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means shall be deemed to be present at the meeting.

8.5	Electronic Meetings

Subject to the Act and the consent of the directors or all of the shareholders entitled to vote at the meeting, if the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.6	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the president or, in the president’s absence, a vice-president shall be chairperson of any meeting of shareholders. If none of these officers are present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote shall choose a chairperson from amongst themselves. The secretary of the Corporation shall act as secretary at any meeting of shareholders or. if the secretary of the Corporation be absent, the chairperson of the meeting shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by resolution or by the chairperson with the consent of the meeting.

8.7	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those persons entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

8.8	Quorum

A quorum of shareholders is present at a meeting of shareholders, if the holders of 5% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall not be less than two persons. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting.

8.9	Shareholder Representatives

A body corporate or association which is a shareholder of the Corporation may be represented at a meeting of shareholders by any individual authorized by a resolution of its directors or governing body and such individual may exercise on behalf of the body corporate or association which such individual represents all the powers it could exercise if it were an individual shareholder.

8.10	Time for Deposit of Proxies

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours, exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received by the secretary of the Corporation or by the chairperson of the meeting or any adjournment thereof prior to the time of voting.

8.11	Voting

Any question at a meeting of shareholders shall be decided by a show of hands unless a ballot is required or demanded. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands has been taken upon a question, unless a ballot is so required or demanded, a declaration by the chairperson of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution.

8.12	Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairperson may require, or any shareholder or proxyholder entitled to vote at the meeting may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which each person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon that question.

8.13	Electronic Voting

(a)

Notwithstanding section 8.11, any person participating in a meeting of shareholders by telephonic, electronic, or other communication facility in accordance with section 8.4 and entitled to vote at the meeting may vote by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

(b)

Any vote referred to in section 8.11 or 8.12 may be held entirely by means of a telephonic, electronic or other communication facility if the Corporation makes available such a communication facility, provided, in each case, that the facility:

(i)	enables the votes to be gathered in a manner that permits their subsequent verification; and

(ii)	permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

8.14	Casting Vote

In case of an equality of votes at any meeting of shareholders either upon a show of hands or upon a ballot, the chairperson of the meeting shall not be entitled to a second or casting vote.

8.15	Adjournment

The chair of any meeting may with the consent of the meeting adjourn the same from time to time to a fixed time and place and no notice of such adjournment need to given to the shareholders unless the meeting is adjourned by one or more adjournments for an aggregate of thirty days or more in which ease notice of the adjourned meeting shall be given as for an original meeting. Any business may be brought before or dealt with at any adjourned meeting for which no notice is required, which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

ARTICLE 9

SHARES/SECURITIES

9.1	Allotment and Issuance

Subject to the provisions of section 25 of the Act, shares in the capital of the Corporation may be allotted and issued by resolution of the board of directors at such times and on such terms and conditions and to such persons or class of persons as the board of directors determines.

The board of directors may also from time to time issue or grant options to purchase, or authorize the issue or grant of options to purchase, any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine or authorize, provided that no share shall be issued until it is fully paid.

9.2	Securities Records

The Corporation shall maintain a register of shares and other securities in which it records the shares and other securities issued by it in registered form, showing with respect to each class or series of shares and other securities:

(a)	the names, alphabetically arranged, and the latest known address of each person who is or has been a holder;

(b)	the number of shares or other securities held by each holder; and

(c)	the date and particulars of the issue and transfer of each share or other security.

9.3	Transfer Agents and Registrars

The directors may from time to time appoint a registrar to maintain the securities register and a transfer agent to maintain the register of transfers and may also appoint one or more branch registrars to maintain branch securities registers and one or more branch transfer agents to maintain branch registers of transfers. One person may be appointed both registrar and transfer agent and the board may at any time terminate any such appointment.

9.4	Non-recognition of Trusts

Subject to the Act, the Corporation may treat the registered owner of a share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payments in respect thereof and otherwise to exercise all the rights and powers of an owner of a share.

9.5	Security Certificates

Security certificates shall be signed by at least one of the following persons:

(a)	any director or officer of the Corporation:

(b)	a registrar, transfer agent or branch transfer agent of the Corporation or an individual on their behalf; or

(c)	a trustee who certifies it in accordance with a trust indenture.

Signatures may be printed or otherwise mechanically reproduced on the security certificates and every such signature shall for all purposes be deemed to be the signature of the person whose signature it reproduces and shall be binding upon the Corporation. If a security certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the Corporation, and the security certificate is as valid as if the person were a director or an officer at the date of its issue.

9.6	Shareholder Entitled to Certificate or Acknowledgment

Each registered shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Corporation is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent of one of the joint shareholders will be sufficient delivery to all.

9.7	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Corporation nor any director, officer or agent of the Corporation is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

9.8	Transfer Agent and Registrar

The directors may from time to time by resolution appoint or remove one or more transfer agents and/or branch transfer and/or branch (which may or may not be the same individual or body corporate) for the securities issued by the Corporation in registered form (or for such securities of any class or classes) and may provide for the registration of transfers of such securities (or such securities of any class or classes) in one or more places and such transfer and/or branch transfer and/or registrars and/or branch registrars shall keep all necessary books and registers of the Corporation for the registering of such securities (or such securities of the class or in respect of which any such appointment has been made). In the event of any such appointment in respect of the shares (or the shares of any class or classes) of the Corporation, all share certificates issued by the Corporation in respect of the shares (or the shares of the class or classes in respect of which and such appointment has been made) of the Corporation shall be countersigned by or on behalf of one of the said transfer agents and/or branch transfer agents and by or on behalf of one of the said registrars and/or branch registrars, if any.

9.9	Securities Registers

A central securities register of the Corporation shall be kept at the registered office of the Corporation or at such other office or place in Canada as may from time to time be designated by resolution of the board of directors and a branch securities register or registers may be kept at such office or offices of the Corporation or other place or places, either in or outside Canada, as may from time to time be designated by resolution of the directors.

9.10	Surrender of Certificates

No transfer of shares shall be recorded or registered unless or until the certificate representing the shares to be transferred has been surrendered and cancelled.

ARTICLE 10

DIVIDENDS AND RIGHTS

10.1	Dividends

Subject to the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

10.2	Dividend Cheques

A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address recorded in the securities register of the Corporation. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

10.3	Non-receipt of Cheques

In the event of non-receipt or loss of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

10.4	Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

ARTICLE 11

NOTICES

11.1	Method of Giving Notice

Unless the Canada Business Corporations Act or By-Law No. 1 provide otherwise, a notice, statement, report or other record required or permitted by the Canada Business Corporations Act or By-Law No. 1 to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Corporation or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Corporation or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	unless the intended recipient is the auditor of the Corporation, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)

unless the intended recipient is the auditor of the Corporation, sending the record by e-mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient;

(6)

as otherwise permitted by any securities legislation (together with all regulations and rules made and promulgated thereunder and all administrative policy statements, blanket orders, and rulings, notices, and other administrative directions issued by securities commissions or similar authorities appointed thereunder) in any province or territory of Canada or in the federal jurisdiction of the United States or in any state of the United States that is applicable to the Corporation.

11.2	Deemed Receipt

A notice, statement, report or other record that is:

(1)

mailed to a person by ordinary mail to the applicable address for that person referred to in Article 11.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(2)	faxed to a person to the fax number provided by that person referred to in Article 11.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(3)	e-mailed to a person to the e-mail address provided by that person referred to in Article 11.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed.

11.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Corporation or of any other corporation acting in that capacity on behalf of the Corporation stating that a notice, statement, report or other record was sent in accordance with Article 11.1 is conclusive evidence of that fact.

11.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Corporation to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

11.5	Notice to Legal Personal Representatives and Trustees

A notice, statement, report or other record may be provided by the Corporation to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Corporation for that purpose by the persons claiming to be so entitled; or

(2)

if an address referred to in paragraph (1)(b) has not been supplied to the Corporation, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

11.6	Undelivered Notices

If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 11.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Corporation shall not be required to send any further records to the shareholder until the shareholder informs the Corporation in writing of his or her new address.

11.7	Waiver of Notice

Any shareholder (or such shareholder’s duly appointed proxyholder), director, officer, auditor or member of a committee of the board may at any time waive the provision of any notice or document, or waive or abridge the time for any notice or document, required to be provided to such person under any provision of the Act, the articles, the by-laws or otherwise and such waiver or abridgement shall cure any default in the provision or in the timing of such notice or document, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board, which may be given in any manner. Attendance of a director at a meeting of directors or of a shareholder or any other person entitled to attend a meeting of shareholders is a waiver of notice of the meeting except where such director, shareholder or other person, as the case may be, attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

ARTICLE 12

MISCELLANEOUS

12.1	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

12.2	Invalidity

The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

12.3	Effective Date

This by-law shall come into force upon the continuance of the Corporation under the Act.

12.4	Repeal

All other by-laws of the Corporation shall be repealed upon the coming into effect of this by-law. However, such repeal shall not affect the previous operation of such by-law or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to such by-law prior to its repeal. All officers and persons acting under such repealed by-law shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board with continuing effect passed under such by-law shall continue in force until amended or repealed, except to the extent inconsistent with this by-law.